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                                                                    EXHIBIT 23.5

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

January 28, 2000

BY FACSIMILE

Mr. Chad Wachter
KNOLOGY, Inc.
1241 O.G. Skinner Drive
West Point, GA 31833

Dear Chad:

We hereby consent to the use of our opinion letter as an exhibit to the registration statement on Form S-1 of KNOLOGY, Inc., filed with the Securities and Exchange Commission (the "Registration Statement") and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

ARTHUR ANDERSEN LLP

By: /s/ ROBERT M. SINSHEIMER

    Robert M. Sinsheimer

Copies to:
Steve F. Astren, Arthur Andersen
Bryan W. Adams, ITC Holding